Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 4 to the Registration Statement (Form S-4 No. 333-175512) and related Prospectus of Trimeris, Inc. for the registration of 73,102,033 shares of its common stock and to the inclusion of our reports dated March 14, 2011, with respect to the financial statements of Trimeris, Inc., and the effectiveness of internal control over financial reporting of Trimeris, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Raleigh, North Carolina

October 11, 2011